                                                                     EXHIBIT 4.2













                                 INCONTROL, INC.

                            STOCK PURCHASE AGREEMENT





                                      DATED
                                      AS OF
                                  JULY 25, 1997

                                    CONTENTS


     1.   Purchase and Sale of Stock ...........................................     1

          1.1      Purchase and Sale ...........................................     1

          1.2      Purchase Price ..............................................     1

     2.   Closing ..............................................................     1

          2.1      Closing Date ................................................     1

          2.2      Delivery ....................................................     1

     3.   Representations and Warranties of the Company ........................     1

          3.1      Organization, Good Standing and Qualification, Due
                   Execution and Validity ......................................     1

          3.2      Capitalization ..............................................     2

          3.3      Authorization ...............................................     2

          3.4      Valid Issuance of Stock .....................................     2

          3.5      Governmental Consents .......................................     3

          3.6      Litigation ..................................................     3

          3.7      Employee Compensation Plans .................................     3

          3.8      Compliance With Other Instruments ...........................     3

          3.9      Disclosure ..................................................     4

          3.10     SEC Reports, Financial Statements ...........................     4

          3.11     Compliance With Laws ........................................     4

          3.12     Private Offering ............................................     5

          3.13     Changes .....................................................     5

          3.14     Certain Fees ................................................     6

     4.   Representations and Warranties of the Investors ......................     6

          4.1      Authorization ...............................................     6

          4.2      Purchase Entirely for Own Account ...........................     7

          4.3      Investment Experience .......................................     7

          4.4      Access to Information .......................................     7

          4.5      Restricted Securities; Compliance with Regulation S .........     7

          4.6      Legends .....................................................     8

     5.   Restrictions on Resale ...............................................     8

          5.1      Holding Period ..............................................     8

          5.2      Restricted Period ...........................................     9

          5.3      Registration Rights .........................................     9

          5.4      Transferees .................................................     9

          5.5      Permitted Transfers .........................................     9

     6.   Conditions of Investor's Obligations at the Closing Date .............     9

          6.1      Representations and Warranties ..............................    10

          6.2      Performance .................................................    10

          6.3      Exemption ...................................................    10

          6.4      Compliance Certificate ......................................    10

          6.5      Secretary's Certificate .....................................    10

          6.6      Proceedings and Documents ...................................    10

          6.7      Opinion of Company Counsel ..................................    10

     7.   Conditions of the Company's Obligations at the Closing Date ..........    11

          7.1      Representations and Warranties ..............................    11

          7.2      Exemption ...................................................    11

          7.3      Performance .................................................    11

     8.   Entire Agreement; Governing Law ......................................    11

     9.   Notice ...............................................................    11

    10.   Amendments ...........................................................    12

    11.   Third-Party Beneficiary ..............................................    12

    12.   Counterparts .........................................................    12

EXHIBIT A Schedule of Investors

EXHIBIT B Information Provided to the Investors

EXHIBIT C Registration Rights

                            STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT, dated as of July 25, 1997, between INCONTROL, INC., a Delaware corporation (the "Company"), and the investors listed on Exhibit A hereto, as at any time amended (collectively, the "Investors" and individually, an "Investor").

1.       PURCHASE AND SALE OF STOCK

         1.1      PURCHASE AND SALE

         Upon the terms and subject to the conditions of this Agreement, the Company shall sell and issue to each Investor, and each Investor shall purchase from the Company, severally and not jointly, the number of shares of Common Stock of the Company (the "Shares") specified opposite of such Investor's name on the Schedule of Investors attached hereto as Exhibit A.

         1.2      PURCHASE PRICE

         The price per Share shall be $9.45.

2.       CLOSING

         2.1      CLOSING DATE

         The closing of the sale and purchase of the Shares shall be held at 4:00 p.m. London, England Time, on July 29, 1997 (the "Closing Date") .

         2.2      DELIVERY

         At the Closing, subject to the terms and conditions hereof, the Company shall deliver to each Investor a certificate, representing the Shares to be purchased by such Investor from the Company, dated the Closing Date, against payment of the purchase price therefor by wire transfer.

3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to each Investor as follows:

         3.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION, DUE EXECUTION AND VALIDITY

         The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to own its properties and carry on its business as currently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on its financial condition, results of operations, business or properties. The Company has previously provided each Investor with complete and correct copies of its Restated Certificate of Incorporation and its Amended and Restated Bylaws as in effect on the date of this Agreement.

         3.2      CAPITALIZATION

         As of the date of this Agreement, the authorized capital of the Company consists of 10,000,000 shares of preferred stock, no shares of which are outstanding, 400,000 shares of which are designated as Series A Participating Cumulative Preferred Stock, which are issuable upon exercise of certain preferred stock purchase rights associated with shares of the Company's common stock, and 40,000,000 shares of common stock (the "Common Stock"), 17,120,445 shares of which are issued and outstanding, 102,901 shares of which are subject to outstanding warrants to purchase shares of Common Stock, and 3,981,114 shares of which are reserved for issuance upon the exercise of stock options granted or to be granted under the Company's 1990 Restated Stock Option Plan, 1994 Stock Option Plan for Nonemployee Directors and 1996 Stock Option Plan for Nonemployee Directors.

         3.3      AUTHORIZATION

         The Company has all requisite power and authority to execute, deliver and perform its obligations under this Agreement. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the transactions contemplated herein, the performance of all obligations of the Company hereunder and thereunder and the authorization, issuance and delivery of the Shares being sold hereunder have been taken or will be taken prior to the Closing. This Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms.

         3.4      VALID ISSUANCE OF STOCK

         The Shares, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of any liens or encumbrances created by the Company, except as set forth herein and subject to limitations promulgated under Regulation S of the Securities Act of 1933, as amended (the "Act"), and will be issued in compliance with all applicable state and federal securities laws. The outstanding shares of Common Stock of the Company are all duly and validly authorized and issued, fully paid and nonassessable and were issued in compliance with all applicable state and federal securities laws.

         3.5      GOVERNMENTAL CONSENTS

         No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, regional, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement.

         3.6      LITIGATION

         There is no action, suit, claim, proceeding or investigation pending or, to the Company's knowledge, currently threatened against the Company that relates to or challenges the legality, validity or enforceability of this Agreement or the Shares or that could either individually or in the aggregate have a material adverse effect on the financial condition, results of operations, business or properties of the Company. The Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality that could have a material adverse effect on its financial condition, results of operations, business or properties.

         3.7      EMPLOYEE COMPENSATION PLANS

         The Company is not a party to or bound by any currently effective, employment agreement, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement, except for the Company's 1990 Restated Stock Option Plan, the Company's 1994 Stock Option Plan for Nonemployee Directors and 1996 Stock Option Plan for Nonemployee Directors and as disclosed in the SEC Documents as defined below.

         3.8      COMPLIANCE WITH OTHER INSTRUMENTS

         The Company is not in violation of any provision of its Restated Certificate of Incorporation or its Amended and Restated Bylaws or in violation or default of any provision of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound or any provision of any federal or state statute, rule or regulation applicable to the Company, which violation or default would adversely affect the legality, validity, or enforceability of this Agreement or have a material adverse effect on its financial condition, results of operations, business or properties. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or default or require any consent under or be in conflict with or constitute, with or without the passage of time and giving of notice, either a violation or default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company.

         3.9      DISCLOSURE

         The Company has fully provided each Investor, its representatives and legal counsel with all the information set forth on Exhibit B attached hereto and has provided the opportunity to ask and have answered satisfactorily, questions of the Company. Neither this Agreement, the exhibits hereto, nor any certificate or material prepared by the Company for the benefit of the Investors at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made therein not misleading in light of the circumstances under which they were made.

         3.10     SEC REPORTS, FINANCIAL STATEMENTS

         The Company has furnished each Investor with a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the Securities and Exchange Commission (the "SEC") since December 31, 1996 (the "SEC Documents"), which are all the documents (other than registration statements on Form S-8 of the SEC) that the Company has been required to file or has filed with the SEC. As of their respective dates, the SEC Documents complied with the requirements of the Act, or the Securities Exchange Act of 1934, as amended, as applicable, and the rules and regulations of the SEC thereunder, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, as in effect at the time of filing, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present, subject, in the case of unaudited financial statements, to normal recurring audit adjustments, the financial position of the Company and its consolidated subsidiaries at the dates thereof and the results of their operations and changes in financial position for the periods then ended.

         3.11     COMPLIANCE WITH LAWS

                  (a) The Company has complied, and is in compliance with, all federal, state, county, local and foreign laws, rules, regulations, ordinances, decrees and orders applicable to the operation of its business, to its employees, or to the real property and the personal property that it owns or leases (the "Property"), the failure to comply with which would, individually or in the aggregate, have a material adverse effect on the business, assets or operations of the Company, including, without limitation, all such laws, rules, ordinances, decrees and orders relating to antitrust, consumer protection, currency exchange, environmental protection, equal opportunity, health, occupational safety, pension, securities and trading-with-the-enemy matters. The Company has not received any notification of any asserted present or past unremedied failure by the Company to comply with any of such laws, rules, ordinances, decrees or orders.

                  (b) The Company is not currently in violation of any applicable building, zoning, environmental or other law, ordinance or regulation in respect of any of its real property employed in its operations or its plant, structures or operations. No such law, ordinance or regulation would reasonably be expected to prevent the use of substantially all of such real property for the conduct thereon of the business of the Company as currently conducted.

                  (c) The Company is not in violation of, and has not violated, in connection with the ownership, use, maintenance or operation of its Property or the conduct of its business, any applicable federal, state, county, local or foreign statutes, laws, regulations, guidances, rules, ordinances, codes, licenses, permits, judgments, writs, decrees, injunctions or orders of any governmental entity relating to environmental (air, water, groundwater, soil, noise and odor) matters, including all other applicable environmental requirements where such violation might have a material adverse impact on the Company's business, business prospects, assets, operations or condition (financial or other).

                  (d) The Company has made all filings and given all notices to governmental authorities and obtained all necessary ordinances, registrations, declarations, approvals, orders, trademarks, patents, tradenames, licenses, consents, qualifications, certificates, permits and authorizations from any foreign, Federal, state or local government or governmental agency or department to own or lease its properties and to conduct its business as currently conducted, the absence or failure of which would have a material adverse effect on the Company. All such authorizations, ordinances, consents, approvals, waivers, orders, trademarks, patents, tradenames, licenses, consents, qualifications, certificates and permits are in full force and effect and not the subject of any pending or, to the Company's knowledge, any threatened attack by appeal or direct proceeding or otherwise.

         3.12     PRIVATE OFFERING

         Neither the Company nor any person acting on its behalf has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of any security (as defined in the Act) that is or may be integrated with the sale of the Shares in a manner that would require the registration of the Shares under the Act within the six months preceding the date of this Agreement; neither the Company nor any person acting on its behalf has offered or sold or will offer or sell any Shares by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Act.

         3.13     CHANGES

         Since March 31, 1997 there has not been:

                  (a) Any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the business, financial position, results of operations, prospects or properties of the Company;

                  (b) Any material change in the accounting methods or practices followed by the Company;

                  (c) Any material debt obligation or liability (whether absolute or contingent) incurred by the Company (whether or not presently outstanding) except (i) current liabilities incurred, and obligations under agreements entered into, in the ordinary course of business and (ii) obligations or liabilities entered into or incurred in connection with the execution of this Agreement; or

                  (d) Any sale, lease, abandonment or other disposition by the Company of any real property or, other than in the ordinary course of business, of any equipment or other operating properties or, other than in the ordinary course of business, any sale, assignment, transfer, license or other disposition by the Company of any intellectual property or other intangible asset.

         3.14     CERTAIN FEES

         Except as provided in the engagement letter dated July 11, 1997, between the Company and Goldman, Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the sale of the Shares to the Investors.

4.       REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

         Each Investor hereby represents and warrants for itself, and not for any other Investor, that:

         4.1      AUTHORIZATION

         All acts and conditions necessary for the authorization, execution, delivery and consummation by such Investor of this Agreement and the transactions contemplated hereby have been, or will prior to the Closing be, taken, performed and obtained. This Agreement constitutes a valid and legally binding obligation of such Investor, enforceable in accordance with its terms. Each Investor has full power and authority to execute, deliver and perform its obligations under this Agreement and to own the Shares. The execution, delivery and performance of this Agreement and the transaction contemplated hereby by such Investor does not violate any provision of, or constitute a material breach of or default under, the charter or bylaws of such Investor, any term, condition or provision of any agreement, indenture or other instrument to which such Investor is a party, or by which it or its properties or assets are bound, or of any order, judgment or decree against or binding upon such Investor.

         4.2      PURCHASE ENTIRELY FOR OWN ACCOUNT

         The Shares to be received by the Investor will be acquired for investment for the Investor's own account and not with a view to the distribution of any part thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in a manner contrary to the Act, including, without limitation, Regulation S under the Act ("Regulation S").

         4.3      INVESTMENT EXPERIENCE

         The Investor is an investor in securities of companies in the development stage, qualifies as an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated by the SEC that meets the requirements of Rule 501(a)(1), (2), (3), or (7) of said Regulation D, is purchasing shares in an aggregate amount of at least $1,000,000, and acknowledges that the Shares are a speculative risk. The Investor is able to fend for itself in the transactions contemplated by this Agreement, can bear the economic risk of its investment (including possible complete loss of such investment) for an indefinite period of time and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. The Investor represents it has not been organized for the purpose of acquiring the Shares.

         4.4      ACCESS TO INFORMATION

         The Investor has been furnished such information as it deems necessary to evaluate an investment in the Shares, including the information as set forth on Exhibit B attached hereto. The Investor has been given access to sufficient information regarding the Company including, in particular, the current financial condition, results of operations, business, properties, management and prospects of the Company and the risks associated therewith and has utilized such access to its satisfaction for the purpose of obtaining information or verifying information, and particularly, the Investor has either attended or been given reasonable opportunity to attend a meeting with representatives of the Company for the purpose of asking questions of, and receiving answers from, such representatives concerning the terms and conditions of the offering of the Shares and to obtain any additional information, to the extent reasonably available.

         4.5      RESTRICTED SECURITIES; COMPLIANCE WITH REGULATION S

         The Investor understands that (a) the Shares have not been registered under the Act, (b) the Shares will be issued in reliance on Regulation S and, therefore, cannot be sold or transferred unless they are subsequently registered under the Act or an exemption from such registration is available, and (c) the Shares are subject to resale restrictions as set forth in Section 5 of this Agreement and the Investor may not be able to liquidate its investment in the event of an emergency or pledge the Shares as collateral security for loans. In this connection, the Investor represents that it is familiar with Regulation S as currently in effect, and understands the resale limitations imposed thereby and by Section 5 of this Agreement.

The Investor acknowledges and understands that the Company's reliance upon such exemptions under Regulation S is predicated in part on the Investor's representations contained herein. The Investor is not a U.S. person (as that term is used in Regulation S), is not located in the U.S. and is acquiring the Shares in an offshore transaction, and such Investor is not acquiring the Shares for the account or benefit of any U.S. person. The Investor has not, in connection with the purchase of Shares hereunder, (a) offered, sold (including by any short sale), or entered into any transaction (including the purchase of any put or sale of any call) involving the sale or potential sale of the Common Stock of the Company in the United States or to or for the account or benefit of any U.S. person or (b) entered into any hedging or similar transaction pursuant to which the economic risks or benefits associated with ownership of the Shares is transferred, in whole or in part, directly or indirectly, to any U.S. person.

         4.6      LEGENDS

         It is understood that the certificates evidencing the Shares may bear legends in substantially the following form:

         "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE "ACT") OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ISSUED IN A TRANSACTION GOVERNED BY REGULATION S PROMULGATED UNDER THE ACT AND MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH SAID REGULATION S, OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE ACT.

         THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESALE RESTRICTIONS AS SET FORTH IN A STOCK PURCHASE AGREEMENT BETWEEN THE COMPANY AND CERTAIN STOCKHOLDERS, INCLUDING THE REGISTERED HOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY."

5.       RESTRICTIONS ON RESALE

         5.1      HOLDING PERIOD

         For the period of 40 days from the Closing Date (the "Holding Period"), no Investor may sell, assign or otherwise transfer any interest, direct or indirect, in all or any part of the Shares or enter into any transaction, including the purchase of any put or sale of any call or any short sale, involving the sale or potential sale of the Company's Common Stock.

         5.2      RESTRICTED PERIOD

         From the end of the Holding Period until the date that is six months after the Closing Date (the "Restricted Period"), an Investor (or a non-U.S. transferee) may resell all or part of its Shares in the United States or to, or for the account or benefit of, a U.S. person only pursuant to a registration statement filed with, and declared effective by, the SEC. During the Restricted Period, no Investor may enter into (a) any transaction, including the purchase of any put or sale of any call or any short sale, involving the sale or potential sale of the Company's Common Stock in the United States or to or for the account or benefit of any U.S. person or (b) any hedging or similar transaction pursuant to which the economic risks or benefits associated with ownership of the Shares is transferred, in whole or in part, directly or indirectly, to any U.S. person. Upon expiration of the Restricted Period, the Investors will be free to transfer all or any part of the Shares, subject to the provisions of Regulation S.

         5.3      REGISTRATION RIGHTS

         The terms of the Registration Rights attached hereto as Exhibit C are hereby incorporated into and made a part of this Agreement as if fully set forth herein.

         5.4      TRANSFEREES

         If an Investor should decide to dispose of any of the Shares as permitted hereunder, except pursuant to an effective registration statement or through the facilities of the Nasdaq National Market or another inter-dealer automated quotation system, it will do so only to a transferee that furnishes to such Investor and the Company a signed letter confirming as to such transferee each of the representations, warranties and agreements made by the Investor herein, including such Investor's agreement, in connection with any subsequent transfer, to notify any such subsequent transferee of such transfer restrictions and to obtain from such subsequent transferee a signed letter to the same effect and it will do so only to a transferee that agrees to be bound by the transfer restrictions of this Agreement.

         5.5      PERMITTED TRANSFERS

         Notwithstanding the other provisions of this Section 5, an Investor may transfer ownership of all or any part of the Shares, subject to compliance with the conditions of Section 5.4, to affiliates of the Investor who control, are controlled by, or are under common control with, the Investor.

6.       CONDITIONS OF INVESTOR'S OBLIGATIONS AT THE CLOSING DATE

         The obligations of each Investor under Section 1 hereof are subject to the fulfillment, on or before the Closing Date of each of the following conditions, unless waived by such Investor:

         6.1      REPRESENTATIONS AND WARRANTIES

         The representations and warranties of the Company contained in Section 3 hereof shall be true in all material respects on and as of the Closing Date.

         6.2      PERFORMANCE

         The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date.

         6.3      EXEMPTION

         The offer and sale of the Shares to the Investors pursuant to this Agreement shall be exempt from registration under the Act.

         6.4      COMPLIANCE CERTIFICATE

         The Chief Executive Officer of the Company shall have delivered to the Investors a certificate stating that the conditions specified in Sections 6.1,
6.2 and 6.3 hereof have been fulfilled.

         6.5      SECRETARY'S CERTIFICATE

         The Investors shall have received a certificate, dated the Closing Date, signed by the secretary of the Company and certifying (a) that attached thereto is a true, complete and correct copy of (i) the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws and (ii) resolutions duly adopted by the Board of Directors of the Company authorizing the execution and delivery of this Agreement and the issuance of the Shares, (b) the incumbency of officers executing this Agreement, and (c) that attached thereto is a specimen of the stock certificate for the Common Stock.

         6.6      PROCEEDINGS AND DOCUMENTS

         All corporate and other proceedings in connection with the transactions contemplated at the Closing Date and all documents incident thereto shall be reasonably satisfactory to the Investors and the Investors' counsel.

         6.7      OPINION OF COMPANY COUNSEL

         The Investors shall have received from Perkins Coie, counsel for the Company, an opinion, dated as of the Closing, in form and substance satisfactory to the Investors.

7.       CONDITIONS OF THE COMPANY'S OBLIGATIONS AT THE CLOSING DATE

         The obligations of the Company under this Agreement are subject to the fulfillment on or before the Closing Date of the following conditions:

         7.1      REPRESENTATIONS AND WARRANTIES

         The representations and warranties of each Investor contained in
Section 4 hereof shall be true in all material respects on and as of the Closing Date.

         7.2      EXEMPTION

         The offer and sale of the Shares to the Investors pursuant to this Agreement shall be exempt from registration under the Act, and the Company shall have received from Perkins Coie an opinion, dated the Closing Date, to such effect.

         7.3      PERFORMANCE

         Each Investor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date.

8.       ENTIRE AGREEMENT; GOVERNING LAW

         This Agreement and the other documents delivered at the Closing constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof and supersede all prior agreements with respect to the subject matter hereof. This Agreement shall be governed by and construed under the laws of the state of Washington as applied to agreements among Washington residents entered into and to be performed entirely within the state of Washington.

9.       NOTICE

         Unless otherwise provided, any notice desired or required to be given hereunder shall be in writing given by personal delivery or certified or registered mail, telegram or confirmed facsimile transmission, addressed, if to the Company, at its address listed on the signature page of this Agreement and if to the Investors, at the addresses set forth in Exhibit A attached hereto, or to such other address as any party shall have previously designated by such a notice. The effective date of any notice or request shall be three days from the date it is sent by the addressor with charges prepaid so long as it is in fact received within five days, or when successful transmission is confirmed if sent by facsimile, or when personally delivered.




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

10.      AMENDMENTS

         Any term of this Agreement may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Investors. Any amendment or waiver effected in accordance with this Section 10 shall be binding upon each holder of Shares purchased under this Agreement at the time outstanding, each future holder of the Shares, and the Company.

11.      THIRD-PARTY BENEFICIARY

         Goldman, Sachs & Co. shall be entitled to rely on the representations and warranties of the Investors contained in Section 4 hereof and to enforce the covenants of the Investors set forth in Section 5 hereof.

12.      COUNTERPARTS

         This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.



                  [remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                      "COMPANY"

                                      INCONTROL, INC.



                                      By ______________________________________
                                         Its __________________________________

                                      Address:  6675 -- 185th Avenue N.E.
                                                Redmond, WA  98052
                                                Fax:  (206) 861-9301

                                      "INVESTOR"

                                      _________________________________________



                                      By ______________________________________
                                         Its __________________________________

                                    EXHIBIT A


                              SCHEDULE OF INVESTORS
                                  JULY 25, 1997


                                   Aggregate
Name and Address                   Purchase Price              Number of Shares
----------------                   --------------              ----------------








TOTALS

                                    EXHIBIT B

                      INFORMATION PROVIDED TO THE INVESTORS



1.  Annual Report of the Company on Form 10-K for the year ended December 31,
    1996.

2. Quarterly Report of the Company on Form 10-Q for the quarter ended March 31, 1997.

3. Annual Report of the Company to stockholders for the year ended December 31, 1996.

4. Proxy Statement, dated April 10, 1997, relating to the 1997 annual meeting of stockholders of the Company.

5. Term Sheet, dated July 11, 1997, relating to the terms of the offering and sale of the Shares.

                                    EXHIBIT C

                               REGISTRATION RIGHTS

1.       REGISTRATION RIGHTS

         1.1      CERTAIN DEFINITIONS

         As used in this Agreement, the following terms not otherwise defined in the Agreement shall have the following respective meanings:

         "Commission" shall mean the United States Securities and Exchange Commission.

         "Holder" shall mean the Investors and any person to whom the Shares have been transferred in accordance with the Agreement.

         The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement with the Commission in compliance with the Act, and the declaration or ordering of the effectiveness of such registration statement.

         "Registration Expenses" shall mean all expenses, except as otherwise stated below, incurred by the Company in complying with Section 1 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company and of one special counsel to the selling Holders, and blue sky fees and expenses.

         "Selling Expenses" shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of the Shares by the Holders.

         "Shelf Period" shall mean the period commencing 40 days after the Closing Date and ending on the date six months from the Closing Date.

         1.2      SHELF REGISTRATION

                  Registration. The Company shall use its best efforts to effect upon commencement of the Shelf Period a registration with respect to all the Shares held by the Holders (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws) and to maintain the registration effective until the earlier of (i) the expiration of the Shelf Period or (ii) the time at which the Shares of the Holders have been sold or distributed (such period, the "Selling Period"). If at any time during the Shelf Period the Company shall notify the Holders that there exists material nonpublic information which must be disclosed in order for the registration statement not to be false or misleading, then the Company may require that no sales may be made under the registration statement until such time as disclosure is made. The Company shall use its best efforts to cause such disclosure to be made as soon as practicable.

         1.3      EXPENSES OF REGISTRATION

         All Registration Expenses incurred in connection with registrations pursuant to Section 1.2 shall be borne by the Company. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the Holders of Shares on the basis of the number of Shares registered and sold.

         1.4      REGISTRATION PROCEDURES

         In the case of registration effected by the Company pursuant to this
Section 1, the Company will keep each Holder advised in writing as to the initiation of registration and as to the completion thereof.
At its expense the Company will:

                  (a) Registration Statement. Prepare and file with the Commission a registration statement with respect to the Shares held by the Holders and use its best efforts to cause such registration statement to become and remain effective for the Selling Period;

                  (b) Amendments. Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

                  (c) Copies. Furnish to the Holders and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities.

                  (d) Underwriting Agreement. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such agreement.

                  (e) Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any state or jurisdiction.

                  (f) Notice. Notify each Holder covered by such registration statement (at any time when a prospectus relating thereto is required to be delivered under the Act) of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                  (g) Opinion. Furnish, at the request of any Holder requesting registration of Shares delivered to the underwriters for sale in connection with a registration pursuant to Section 1.2, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders and (ii) a letter dated such date, from the independent accountants of the Company, in form and substance as is customarily given by independent accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders.

         1.5      INFORMATION BY HOLDER

         The Holders shall furnish to the Company such information regarding such Holder or Holders, the Shares held by them and the distribution proposed by them as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 1.

         1.6      INDEMNIFICATION AND CONTRIBUTION

                  (a) Indemnification by the Company. Upon the registration of Shares pursuant to Section 1.2 hereof, the Company shall indemnify and hold harmless each Holder and each underwriter, selling agent or other securities professional, if any, that facilitates the disposition of such Shares, and each of their respective officers and directors and each person who controls such Holder, underwriter, selling agent or other securities professional within the meaning of Section 15 of the Act or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), against any losses, claims, damages or liabilities, joint or several, to which such Holder or such other persons may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement under which such Shares are to be registered under the Act, or any prospectus contained therein or furnished by the Company to any Holder or other such person, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company hereby agrees to reimburse such Holder or other person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company shall not be liable to any such Holder or other person in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or prospectus, or amendment or supplement, in reliance upon and in conformity with written information furnished to the Company by such Holder or such other person expressly for use therein.

                  (b) Indemnification by the Holders and any Agents and Underwriters. Each Holder agrees, as a consequence of the inclusion of any of such Holder in such registration, and each underwriter, selling agent or other securities professional, if any, which facilitates the disposition of such Shares shall agree, as a consequence of facilitating such disposition of Shares, severally and not jointly, to (i) indemnify and hold harmless the Company, its directors, officers who sign any registration statement with respect to such Shares and each person, if any, who controls the Company within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act, against any losses, claims, damages or liabilities to which the Company or such other persons may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in such registration statement or prospectus, or any amendment or supplement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such holder, underwriter, selling agent or other securities professional expressly for use therein, and
(ii) reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such action or claim as such expenses are incurred.

                  (c) Notices of Claims, Etc. Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under this Section 1.6, notify such indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.6. In case any such action shall be brought against any indemnified party and it shall notify an indemnifying party of the commencement thereof, such indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, such indemnifying party shall not be liable to such indemnified party under this Section 1.6 for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any indemnified party.

                  (d) Contribution. If the indemnification provided for in this
Section 1.6 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or by such indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 1.6(d) were determined by pro rata allocation (even if the Holders or any underwriters, selling agents or other securities professionals or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 1.6(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The obligations of the Holders and any underwriters, selling agents or other securities professionals in this Section 1.6(d) to contribute shall be several in proportion to the number of Shares registered, underwritten, or sold as the case may be, by them and not joint.

                  (e) Notwithstanding any other provision of this Section 1.6, in no event will any (i) Holder be required to undertake liability to any person under this Section 1.6 for any amounts in excess of the dollar amount of the proceeds to be received by such Holder from the sale of such Holder's Shares (after deducting any fees, discounts and commissions applicable thereto) pursuant to any registration statement under which such Shares are to be registered under the Act and (ii) underwriter, selling agent or other securities professional be required to undertake liability to any person hereunder for any amounts in excess of the discount, commission or other compensation payable to such underwriter, selling agent or other securities professional with respect to the Shares underwritten or sold by it.

                  (f) The obligations of the Company under this Section 1.6 shall be in addition to any liability which the Company may otherwise have to any Holder, underwriter, selling agent or other securities professional within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, and the obligations of any Holder or other such person under this Section 1.6 shall be in addition to any liability which such Holder or other person may otherwise have to the Company, its directors, officers who sign any registration statement with respect to such Shares and each person, if any, who controls the Company within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act. The remedies provided in this Section 1.6 are not exclusive and shall not limit any rights or remedies which may otherwise be available to an indemnified party at law or in equity.